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                          INDEPENDENT AUDITORS' CONSENT




To the Shareholders and Board of Directors of The OFFIT Variable Insurance Fund, Inc.:


We consent to the incorporation by reference, in the respective Prospectuses of the OFFIT VIF- DJG Value Equity Fund, OFFIT VIF-U.S. Government Securities Fund, OFFIT VIF-U.S. Small Cap Fund, OFFIT VIF-High Yield Fund, OFFIT VIF-Emerging Markets Bond Fund Fund and OFFIT VIF-Total Return Fund and Statements of Additional Information, of our report dated February 19, 2002, on the statements of assets and liabilities for the OFFIT Variable Insurance Fund, Inc., consisting of the OFFIT VIF-DJG Value Equity Fund, OFFIT VIF-U.S. Government Securities Fund, OFFIT VIF-U.S. Small Cap Fund, OFFIT VIF-High Yield Fund, OFFIT VIF-Emerging Markets Bond Fund and OFFIT VIF-Total Return Fund as of December 31, 2001, and the related statements of operations, statements of changes in net assets and financial highlights for the year then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the OFFIT Variable Insurance Fund, Inc., as filed on Form N-30D.


We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectuses listed above and "Independent Auditors" and "Financial Statements" in the Statements of Additional Information.


                                            /s/ KPMG LLP




New York, New York
April 12, 2002